Exhibit 99.1

Press Release

SOURCE: GameTech International, Inc

GameTech International, Inc. to Trade on OTCQB Marketplace

Reno, NV--(August 11, 2011) - GameTech International, Inc. (the "Company" or "GameTech"), a leading supplier of electronic bingo equipment and video lottery terminals, announced today that its common stock will cease trading on The Nasdaq Capital Market effective with the open of business on Thursday, August 11, 2011. The Company has been informed that it is eligible for trading on the OTCQB Marketplace effective with the market open on August 11, 2011.  The Company's ticker symbol will remain as "GMTC".

Operated by OTC Markets Group Inc., the OTCQB is a market tier for OTC traded companies that are registered and reporting with the Securities and Exchange Commission.  Investors will be able to view Real Time Level II stock quotes for the Company at http://www.otcmarkets.com under the ticker symbol GMTC.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2011, GameTech received notification from The Nasdaq Stock Market (“Nasdaq”) on August 2, 2011, stating that the Company had failed to satisfy Nasdaq’s minimum bid requirement for continued listing and, as a result, the Company’s common stock would be suspended from listing at the open of business on August 11, 2011, unless the Company pursued an appeal with the Nasdaq Hearings Panel on or before August 9, 2011.  The Company determined that it would not to appeal Nasdaq’s decision and expects to have its securities traded on the OTCQB Marketplace beginning August 11, 2011.

About GameTech International
GameTech International, Inc. is in the business of designing, manufacturing, and marketing electronic bingo and gaming equipment, systems, and services. Under the GameTech® product brand, the Company provides electronic bingo systems and equipment. Under the Summit Gaming™ product brand, the Company provides video lottery terminals, video gaming machines, and related software and content. GameTech International, Inc. serves customers in 40 U.S. States, Canada, Japan, and the Philippines. The Company was incorporated in 1994 and is headquartered in Reno, Nevada. More information on GameTech can be found at http://www.gametech-inc.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release includes various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent GameTech expectations or beliefs concerning future events. Statements containing expressions such as “believes,” “anticipates,” or “expects,” used in the Company’s press releases and periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission (“SEC”), are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Although the Company believes its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurances that actual results will not differ materially from expected results. The Company cautions that these and similar statements included in this report are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. GameTech undertakes no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof.

Investor Relations Contact:
GameTech International, Inc.
Andrew E. Robinson, CFO
(775)850-6000